Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 Lexington Avenue
New York, N.Y. 10017-3954
(212) 455-2000
Facsimile (212) 455-2502

March 18, 2005

New Skies Satellites B.V.
Rooseveltplantsoen 4
2517 KR  Den Haag
Netherlands

Ladies and Gentlemen:

We have acted as counsel to New Skies Satellites B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of (1) $160,000,000 aggregate principal amount of Senior Floating Rate Notes due 2011 (the “Exchange Senior Floating Rate Notes”) and (2) $125,000,000 aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2012 (the “Exchange Senior Subordinated Notes” and, together with the Exchange Senior Floating Rate Notes, the “Exchange Notes”).  The Exchange Senior Floating Rate Notes will be issued under an indenture, dated as of November 2, 2004 (the “Senior Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).  The Exchange Senior Subordinated Notes will be issued under an indenture, dated as of November 2, 2004 (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), between the Company and the Trustee.  The Exchange Senior Floating Rate Notes will be offered by the Company in exchange for $160,000,000 aggregate principal amount of its outstanding Senior Floating Rate Notes due 2011 and the Exchange Senior Subordinated Notes will be offered by the Company in exchange for $125,000,000 aggregate principal amount of its outstanding 9 1/8% Senior Subordinated Notes due 2012.

We have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indentures are the valid and legally binding obligations of the Trustee.

We have assumed further that (1) the Company is validly existing under the law of The Netherlands and has duly authorized, executed and delivered each of the Indentures and the Exchange Notes in accordance with its Articles of Association and the law of The Netherlands, (2) execution, delivery and performance by the Company of the Indentures and the Exchange Notes do not and will not violate the law of The Netherlands or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States) and (3) execution, delivery and performance by the Company of the Indentures and the Exchange Notes do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP